Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261867

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated December 30, 2021)

336,434,189 ORDINARY SHARES

AND

5,933,333 PUBLIC WARRANTS TO PURCHASE ORDINARY SHARES

SIGNA Sports United N.V.

(a Dutch public limited liability company incorporated and registered under the laws of the Netherlands)

This prospectus supplement no. 1 (this “prospectus supplement”) amends and supplements the prospectus dated December 30, 2021 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-261867), as amended from time to time. This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and warrants are listed on The New York Stock Exchange under the symbols “SSU” and “SSU WT”, respectively. On May 27, 2022, the closing price of our ordinary share was $6.78 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 14 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

May 31, 2022

Commission File Number: 001-41156

SIGNA Sports United N.V.

Kantstraße 164, Upper West

10623 Berlin, Federal Republic of Germany

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On May 31, 2022, SIGNA Sports United N.V. (the “Company”) issued a press release announcing the execution of an amendment to the Revolving Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1.

EXHIBITS

Exhibit No.	Description

99.1	Press release dated May 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SIGNA Sports United N.V.

Date: May 31, 2022	By:	/s/ Stephan Zoll
	Name:	Stephan Zoll
	Title:	Chief Executive Officer

Exhibit 99.1

Amendment to Revolving Credit Facility Executed

Berlin, Germany (31 May 2022) – On 30 May 2022, SIGNA Sports United GmbH and the lenders under the company’s revolving credit facility (RCF) have entered into an amendment agreement to the existing revolving credit facility.

The RCF amendment agreement (i) amends and restates certain provisions of the RCF, including, in particular, the extension and increase option as well as certain minimum cash requirements and (ii) provides for an incremental funding obligation and certain additional information undertakings of the company. Furthermore, the RCF amendment agreement suspends the net leverage ratio testing covenant to cure a formal breach by the company of such covenant as of 31 March 2022 and amends the consolidated adjusted EBITDA thresholds which the company will be required to maintain in its fiscal years 2023 and 2024.

The RCF amendment agreement also provides for changes and restatements of other provisions, covenants and conditions precedent, including an obligation to secure additional liquidity of up to EUR 200 million by 30 September 2022. On 3 May 2022 SIGNA Sports United N.V. entered into a EUR 50 million revolving credit agreement with SIGNA Holding GmbH, an affiliate of SIGNA Sports United’s largest shareholder SISH. Under the revolving credit agreement, SIGNA Holding GmbH as lender also agreed to provide the company an additional amount of up to EUR 50 million during the company’s fiscal year 2023 in accordance with the terms of the revolving credit agreement, if the company requires additional liquidity in fiscal year 2023 and provided that an external capital raise in excess of certain thresholds will not be available. The revolving credit facility will be utilised to fund working capital needs, capital expenditures and general corporate purposes. The remaining EUR 100 million is anticipated to be funded via a capital increase or other form of capital raising by the end of the fiscal year 2022. The Company is confident the additional liquidity will be sufficient to fund its current organic growth plans.

Forward Looking Statements

These forward-looking statements include, but are not limited to, statements regarding the Company’s intent, belief or current expectations; future events; the estimated or anticipated future results and revenues of the Company; future opportunities for the Company; future planned products and services; business strategy and plans; objectives of management for future operations of the Company; market size and growth opportunities; competitive position, technological and market trends; and other statements that are not historical facts. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “could,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “suggests,” “targets,” “projects,” “forecast” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

These forward-looking statements are based on the current expectations, beliefs and assumptions of the Company’s management and on information currently available to management and are not predictions of actual performance or further results. Forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, the following, as well as the risk factors identified in the Company’s Securities and Exchange Commission filings: our future operating or financial results; our expectations relating to dividend payments and forecasts of our ability to make such payments; our future acquisitions, business strategy and expected capital spending; our assumptions regarding interest rates and inflation; business disruptions arising from the coronavirus outbreak; our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities; estimated future capital expenditures needed to preserve our capital base; our ability to effect future acquisitions and to meet target returns; changes in general economic conditions in the Federal Republic of Germany, including changes in the unemployment rate, the level of consumer prices, wage levels, etc.; the further development of online sports markets, in particular the levels of acceptance of internet retailing; our behaviour on mobile devices and our ability to attract mobile internet traffic and convert such traffic into purchases of our goods; our ability to offer our customers an inspirational and attractive online purchasing experience; demographic changes, in particular with respect to the Federal Republic of Germany; changes affecting interest rate levels; changes in our competitive environment and in our competition level; changes affecting currency exchange rates; the occurrence of accidents, terrorist attacks, natural disasters, fire, environmental damage, or systemic delivery failures; our inability to attract and retain qualified personnel; political changes; and changes in laws and regulations.

Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

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Contacts

SSU Press Contact

Justine Powell

j.powell@signa-sportsunited.com

+49 1523 464 9843

SSU Investors Contact

Alima Levy

a.levy@signa-sportsunited.com

+49 174 730 4938

About SIGNA Sports United:

SIGNA Sports United is a specialist online sports retail and tech company. We own companies and brands in various sports including bike, tennis, outdoor and team sports. We sell equipment and apparel via our 100 own online stores, collaborate with 500+ independent brick and mortar shops, and partner with over 1000 sports brands. Together we serve 7+ million customers around the world.

SIGNA Sports United companies and brands include Wiggle, Chain Reaction Cycles, Fahrrad.de, Bikester, Probikeshop, CAMPZ, Addnature, Tennis-Point, TennisPro, and OUTFITTER.

Further information: www.signa-sportsunited.com.

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